Exhibit 99.1

News Release
Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and Corporate Communications	5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704 731 1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Announces Final Purchase Price for Tender Offer for its

3.9375% Convertible Senior Debentures Due 2015

CHARLOTTE, N.C., September 10, 2014 – EnPro Industries, Inc. (NYSE: NPO) (“EnPro”) today announced that it has determined the purchase price offered pursuant to its previously announced cash tender offer (the “Tender Offer”) for any and all of the $74,780,000 aggregate principal amount of its outstanding 3.9375% Convertible Senior Debentures due 2015 (CUSIP No. 29355XAB3) (the “Convertible Debentures”).

The final purchase price per $1,000 principal amount of the Convertible Debentures is $2,048.96. In addition, holders will receive, in respect of their Convertible Debentures that are accepted for purchase, accrued and unpaid interest on such Convertible Debentures to, but excluding, the payment date of the Tender Offer. All amounts payable pursuant to the Tender Offer will be rounded to the nearest cent.

The final purchase price was determined in accordance with the pricing formula described in EnPro’s Offer to Purchase dated August 11, 2014, as amended (the “Offer to Purchase”). The final purchase price is equal to the sum of (i) the Average VWAP (as defined below and as specified in more detail in the Offer to Purchase) of $67.4542 multiplied by 29.5972 (the current conversion rate of the Convertible Debentures) plus (ii) a fixed cash amount of $52.50.

The “Average VWAP” means the simple arithmetic average of the Daily VWAPs (as defined below) over the Averaging Period (as defined below). The “Averaging Period” means the period of 20 consecutive trading days beginning on August 13, 2014. The “Daily VWAP” means, for any trading day, the per share volume-weighted average price of EnPro’s common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NPO.N <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of EnPro’s common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The Daily VWAP was determined without regard to pre-market hours or after-hours trading or any other trading outside of the regular trading session trading hours.

The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”). The Offer to Purchase and the Letter of Transmittal more fully set forth the terms of the Tender Offer.

The Tender Offer will expire at midnight, New York City time, at the end of Friday, September 12, 2014 (such time and date, as may be extended, the “Expiration Time”), unless extended or earlier terminated by EnPro in its sole discretion. Tendered Convertible Debentures may be withdrawn by holders at any time prior to the Expiration Time, and withdrawn Convertible Debentures may be re-tendered by a holder at any time prior to the Expiration Time.

None of EnPro, EnPro’s board of directors, the dealer manager, the tender agent or the information agent makes any recommendation to any holder of the Convertible Debentures as to whether to tender any Convertible Debentures. None of EnPro, EnPro’s board of directors, the dealer manager, the tender agent or the information agent has authorized any person to give any information or to make any representation in connection with the Tender Offer other than the information and representations contained in the Offer to Purchase or in the Letter of Transmittal. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Letter of Transmittal and other related materials that EnPro will distribute to the holders of the Convertible Debentures after these documents are filed with the Securities and Exchange Commission (the “Commission”) as exhibits to EnPro’s Schedule TO, as amended, for the Tender Offer. Holders of the Convertible Debentures should read the Offer to Purchase and Letter of Transmittal and the other related materials because they contain important information including various terms and conditions of the Tender Offer.

BofA Merrill Lynch is acting as dealer manager for the Tender Offer. Global Bondholder Services Corporation is acting as the information agent and tender agent for the Tender Offer. Questions regarding the Tender Offer should be directed to BofA Merrill Lynch by phone at (888) 292-0070 (toll-free) or (980) 388-3646 (collect). Requests for copies of the Offer to Purchase and the Letter of Transmittal may be directed to Global Bondholder Services Corporation by phone at (866) 924-2200 (toll-free) or (212) 430-3774 (collect).

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein. The Tender Offer is only being made pursuant to the terms of the Offer to Purchase and Letter of Transmittal and the other related materials that EnPro will distribute to the holder of the Convertible Debentures after these documents are filed with the Commission as exhibits to EnPro’s Schedule TO for the Tender Offer. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the period ended June 30, 2014.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

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